UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Cracker Barrel Old Country Store, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Investor:	Lawrence E. Hyatt
615-235-4432

Media:	Jeanne Ludington
615-443-9115

Cracker Barrel Declares Quarterly Dividend and Authorizes Share Repurchase

Program; Amends Proxy Statement

Declares Dividend of 75 cents per share

Amends Proxy Statement to Include Advisory Vote on Proposal

by Biglari Holdings Requesting Board Pay $20 per share Special Dividend

LEBANON, TN – September 26, 2013 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (NASDAQ: CBRL) today announced that its Board of Directors has declared a regular dividend to common shareholders of $0.75 per share, payable on November 5, 2013, to shareholders of record on October 18, 2013. The Board also authorized a new share repurchase program for up to $50 million of the Company’s outstanding common stock. The share repurchase authorization is effective immediately and replaces the prior authorization.

Cracker Barrel also filed with the Securities and Exchange Commission an amended preliminary proxy statement for the Company’s Annual Meeting of Shareholders on November 13, 2013 which includes the addition of an advisory vote on the publicly-announced proposal by affiliates of Biglari Holdings, Inc. requesting that the Board declare and pay a $20 per share special dividend. The Board urges shareholders to vote against the non-binding, advisory proposal.

On September 17, 2013, Cracker Barrel’s Chairman of the Board, James Bradford, received a letter from Biglari Capital Corp., urging the Board to declare a $20 per share special dividend and announcing plans to solicit shareholder requests to call a special meeting of shareholders for a non-binding, advisory vote on the proposal, to which the Company stated that it would respond in due course.

- MORE -

Cracker Barrel Declares Quarterly Dividend, Authorizes Share Repurchase Program and Amends Proxy Statement

September 26, 2013

At yesterday’s meeting, the Board determined to include the proposal among the matters to be voted on at the Annual Meeting and avoid the need for a costly and unnecessary special meeting of shareholders.

The Board believes the payment of a special cash dividend of $20 per share is not in the best interests of the Company and its shareholders. The Board urges shareholders to vote against the proposal for the following reasons:

•	The Board is keenly focused on effective capital allocation that delivers long-term value to our shareholders, including all alternatives to return capital to all shareholders.

•

A $20 dividend, representing an aggregate dividend of over $475 million, would require a substantial increase in leverage and in the Company’s risk profile. Such leverage would reduce the Company’s flexibility to continue to invest in and grow the business in the face of changes in market conditions and other contingencies in a way that the Board believes maximizes long-term results and enhances total returns to all shareholders.

•

The Company’s policies have strongly supported the generation of significant cash from its operating business, allowing the Company to triple its annual dividend from an annualized rate of $1 per share in November 2011 to $3 per share currently. This increase was achieved while the Company maintained a prudent risk profile and allowed the operating results to significantly enhance the growth in the stock price.

About Cracker Barrel Old Country Store

Cracker Barrel Old Country Store, Inc. provides a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 624 company-owned locations in 42 states. For more information, visit crackerbarrel.com.

Important Additional Information

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at Cracker Barrel’s 2013 Annual Meeting and any special meeting that may be called by Cracker Barrel’s shareholders. Cracker Barrel has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the

- MORE -

Cracker Barrel Declares Quarterly Dividend, Authorizes Share Repurchase Program and Amends Proxy Statement

September 26, 2013

solicitation of proxies from Cracker Barrel shareholders for the 2013 Annual Meeting, and may file a proxy statement in connection with any such special meeting. When completed, a definitive proxy statement and a form of proxy will be mailed to Cracker Barrel shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2013 ANNUAL MEETING, ANY PROXY STATEMENT OR OTHER DOCUMENTS THAT MAY BE FILED IN CONNECTION WITH ANY SPECIAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC in connection with Cracker Barrel’s 2013 Annual Meeting. Information regarding the direct and indirect beneficial ownership of Cracker Barrel’s directors and executive officers in Cracker Barrel securities is set forth in the proxy statement and other materials to be filed with the SEC in connection with Cracker Barrel’s 2013 Annual Meeting. Shareholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.crackerbarrel.com.

CBRL – F

###